Exhibit 17.1

November 25, 2007

David W. Brenman, Esq., President
Cogenco International, Inc.
6400 South Fiddler’s Green Circle
Suite 1840
Greenwood Village, CO 80111

RE: Resignation

Dear David:

Please accept this letter as my formal resignation from my position as Director of Cogenco International, Inc. (“Cogenco”). This will take effect as of today, November 26, 2007.

My choice to resign as a Director of Cogenco is for personal reasons that do not involve the operations, policies or procedures of Cogenco.

Sincerely,

Albert Brenman